EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of WellPoint, Inc. for the registration of 47,911,988 shares of its common stock of our reports dated February 14, 2005, with respect to the consolidated financial statements and schedules of WellChoice, Inc., WellChoice, Inc. management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WellChoice, Inc., incorporated by reference in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New York, New York

December 28, 2005